Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES Z CONVERTIBLE PREFERRED STOCK

OF

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Greenwave Technology Solutions, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), certifies as follows:

FIRST: Resolutions were adopted by the Board of Directors of the Corporation (the “Board”), which resolutions are set forth in that certain Certificate of Designations, Preferences and Rights of the Series Z Convertible Preferred Stock of Greenwave Technology Solutions, Inc. filed with the Delaware Secretary of State on October 1, 2021 (the “Series Z Certificate of Designations”), providing for and authorizing issuance of 500 shares of preferred stock of the Corporation, par value $0.001 per share, designated as Series Z Preferred Stock (the “Series Z Preferred Stock”).

SECOND: None of the authorized shares of the Corporation’s Series Z Preferred Stock are outstanding and none will be issued subject to the Series Z Certificate of Designations with respect to such series.

THIRD: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), on August 1, 2023, the Board adopted the following resolutions:

RESOLVED, that, as of the date hereof, no shares of the Series Z Preferred Stock are outstanding and no shares of the Series Z Preferred Stock will be issued subject to the Series Z Certificate of Designations; and it is further

RESOLVED, that when a certificate setting forth this resolution becomes effective, it shall have the effect of eliminating from the Corporation’s Second Amended and Restated Certificate of Incorporation all matters set forth in the Series Z Certificate of Designations with respect to the Series Z Preferred Stock; and it is further

FOURTH: Accordingly, pursuant to the provisions of Section 151(g) of the DGCL, the Series Z Certificate of Designations and all references to the Series Z Preferred Stock in the Corporation’s Second Amended and Restated Certificate of Incorporation hereby are eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

FIFTH: This Certificate of Elimination shall not affect the total number of authorized shares of common of the Company or the total number of authorized shares of preferred stock of the Company

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by Danny Meeks, its Chief Executive Officer, this 1st day of August, 2023.

GREENWAVE TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Isaac Dietrich
Name:	Isaac Dietrich
Title:	Chief Financial Officer